UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

GameStop Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051

(817) 424-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 8, 2020, GameStop Corp., a Delaware corporation (the “Company”), entered into an Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC (the “Sales Agent”) providing for the sale by the Company of its Class A common stock, par value $0.001 per share, having an aggregate offering price, of up to $100,000,000 (the “Common Shares”), from time to time, through the Sales Agent in connection with the Company’s “at-the-market” offering program (the “Offering”).

The Common Shares are being offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (the “Shelf Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2020, which became effective immediately upon filing. A prospectus supplement relating to the Offering has been filed today with the SEC.

From time to time during the term of the Sale Agreement, the Company may deliver a placement notice to the Sales Agent specifying the length of the selling period, the amount of Common Shares to be sold, any limitation on the number of shares that may be sold in any one trading day and the minimum price below which sales may not be made. Upon its acceptance of the placement notice from the Company, the Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase Common Shares, under the terms and subject to the conditions set forth in the Sale Agreement, by means of ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions or in transactions that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), in block transactions, sales made directly on the Principal Market or sales made into any other existing trading markets of the Common Shares. The Company may instruct the Sales Agent not to sell Common Shares if the sales cannot be effected at or above the price designated by the Company in any placement notice. The Company or the Sales Agent may suspend the offering of the Common Shares at any time upon proper notice and subject to other conditions.

The Company will pay the Sales Agent a commission for its services in acting as agent in the sale of Common Shares. The Sales Agent will be entitled to compensation in an amount up to three percent (3.0%) of the gross sales price of all of the Common Shares sold through it under the Sale Agreement.

Under the terms of the Sale Agreement, the Company also may sell Common Shares to the Sales Agent, as principal for its own account, at a price to be agreed upon at the time of sale. If the Company sells Common Shares to the Sales Agent, as principal, it will enter into a separate sales agreement with the Sales Agent and the Company will describe such agreement in a separate prospectus supplement or pricing supplement.

The Offering of Common Shares pursuant to the Sale Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Sale Agreement or (2) termination of the Sale Agreement. The Sale Agreement may be terminated by the Sales Agent or the Company at any time upon ten days’ notice, and by the Sales Agent at any time in certain circumstances, including suspension of trading of Common Shares on the NYSE or the occurrence of a material adverse change in the Company’s business.

The Company made certain customary representations, warranties and covenants concerning the Company and the Common Shares in the Sale Agreement and also agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act.

Troutman Pepper Hamilton Sanders LLP, counsel to the Company, has issued a legal opinion relating to the legality of the issuance and the sale of the Common Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.

The Company intends to use the net proceeds from the Offering, if any, for working capital and general corporate purposes, which may include funding its ongoing digital-first omni-channel growth strategy and product category expansion efforts.

The Sale Agreement is filed as Exhibit 1.1 hereto and incorporated herein by reference. The description of the material terms of the Sale Agreement is qualified in its entirely by reference to such Exhibit.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated December 8, 2020, by and among GameStop Corp. and Jefferies LLC.

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: December 8, 2020	By:	/s/ James A. Bell
	Name:	James A. Bell
	Title:	Executive Vice President and Chief Financial Officer